Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2020 (except for Note 18 as to which the date is November 20, 2020), with respect to the consolidated financial statements of Mid-Con Energy Partners, LP included in Form 8-K dated November 20, 2020 for the year ended December 31, 2019 and in this Current Report of Contango Oil & Gas Company on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333 215784, File No. 333-235934, File No. 333-238209, File No. 333-239091, File No. 333-250931 and File No. 333-251499) and Forms S-8 (File No. 333-229336, File No. 333-189302, File No. 333-170236 and File No. 333-248866).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

January 21, 2021